Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income of $2.0 million, or $0.96 per share, for the first nine months of the fiscal year of 2013
•	Total loans increased by an annualized 10.2% during the nine months ended March 31, 2013
•	Total assets increased by an annualized 5.8% during the nine months ended March 31, 2013

Minerva, Ohio— May 2, 2013 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported third fiscal quarter 2013 earnings per share of $0.30 compared to $0.33 for the same period ended March 31, 2012. Net income for the third fiscal quarter of 2013 was $628 thousand, a decrease of $58 thousand, or 8.5%, from the same period last year.

For the nine months ended March 31, 2013, net income was $2.0 million compared to $2.2 million for the same period last year. Fiscal year-to-date net income per share was $0.96 compared to $1.06 for the same period last year.

Return on average assets and return on average equity for the nine months ended March 31, 2013 were 0.78% and 9.19%, respectively, compared to 0.92% and 10.87%, respectively, for the same period last year.

Assets at March 31, 2013 totaled $349.4 million, an increase of $14.6 million from June 30, 2012. Gross loans increased by $15.2 million, or an annualized 10.2%, from June 30, 2012 mainly as a result of expanded calling efforts. Deposits increased by $14.8 million, or an annualized 6.9%, from June 30, 2012.

Ralph J. Lober, President and Chief Executive Officer, stated, “Strong loan demand and core deposit growth in the region through the first three quarters of the year have helped the Bank maintain net interest income consistent with the same prior year period. General improvement in the economic conditions, business development efforts, and activity related to the oil and gas industry each have contributed to the Bank’s deposit and loan growth of 6.9% and 10.2%, respectively. We continue to experience low loan delinquency and nonperforming asset ratios, another reflection on the improving local economy as well as the Bank’s underwriting standards. We believe the previously announced $10 million shareholder rights offering will allow our current shareholders to participate in the Bank’s growth and will prepare Consumers Bancorp for future organic and other growth opportunities.”

Net interest income for the third fiscal quarter of 2013 increased by $4 thousand from the same period last year, with interest income decreasing by $51 thousand and interest expense decreasing by $55 thousand. The net interest margin was 3.85% for the current quarter ended March 31, 2013 compared with 3.94% for the previous quarter ended December 31, 2012 and 4.03% for the same period last year. The Corporation’s yield on average interest-earning assets was 4.22% for the three months ended March 31, 2013, a decline from 4.49% for the same period last year. The Corporation’s cost of funds decreased to 0.48% for the three months ended March 31, 2013 from 0.60% for the same period last year.

Net interest income for the nine months ended March 31, 2013 increased by $244 thousand from the same period last year, with interest income increasing by $50 thousand and interest expense decreasing by $194 thousand. The net interest margin was 3.91% for the current fiscal year-to-date period compared with 4.07% for the same period last year.

Other income was $733 thousand for the third quarter of fiscal year 2013 compared with $585 thousand for the same period last year. The increase was primarily the result of a $101 thousand gain on sale of securities recognized during the three months ended March 31, 2013 compared to a $37 loss recognized during the previous year.

Other income increased by $121 thousand for the nine months ended March 31, 2013 from the same period last year. The increase in other income was primarily the result of a $65 thousand increase from the gain on sale of loans and a $44 thousand increase in debit card interchange income.

Other expenses increased $188 thousand, or 7.2%, for the third fiscal quarter of 2013 from the same period last year. For the year-to-date period, other expenses increased by $721 thousand, or 9.4%. These increases were mainly the result of higher salary and benefit expenses primarily associated with staff additions in the lending area and new staff for the Jackson-Belden office that was opened July 31, 2012. In addition, other expenses were impacted by higher occupancy expenses mainly due to an increase in building depreciation expense associated with the Minerva, Ohio corporate headquarters and branch location and the new Jackson-Belden office. The remaining book value of the Minerva location is being expensed over the remaining useful life as a new facility is planned to replace the current facility by spring of 2015.

Non-performing assets were $1.5 million at March 31, 2013, compared with $1.9 million at June 30, 2012 and $2.0 million at March 31, 2012. The allowance for loan losses as a percentage of non-performing loans increased to 156.32% at March 31, 2013 from 110.70% at March 31, 2012. The allowance for loan losses as a percent of total loans at March 31, 2013 was 1.12% and annualized net charge-offs to total loans were 0.08% for the nine month period ended March 31, 2013 compared with 0.04% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and a loan production office in Stark, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; the nature, extent, and timing of government and regulatory actions; credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.
Consolidated Financial Highlights

(Dollars in thousands, except per share data)

	Three Month Period Ended		Nine Month Period Ended
Consolidated Statements of Income	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Total interest income	$3,213	$3,264	$9,890	$9,840
Total interest expense	290	345	933	1,127
Net interest income	2,923	2,919	8,957	8,713
Provision for loan losses	90	11	171	170
Other income	733	585	2,075	1,954
Other expenses	2,799	2,611	8,394	7,673
Income before income taxes	767	882	2,467	2,824
Income tax expense	139	196	477	660
Net income	$628	$686	$1,990	$2,164
Basic and diluted earnings per share	$0.30	$0.33	$0.96	$1.06

Consolidated Statements of Financial Condition	March 31, 2013	June 30, 2012	March 31, 2012
Assets
Cash and cash equivalents	$16,921	$13,745	$20,377
Certificates of deposit in other financial institutions	5,645	5,645	3,430
Securities, available-for-sale	101,630	105,335	109,773
Federal bank and other restricted stocks, at cost	1,186	1,186	1,186
Loans held for sale	192	377	—
Total loans	212,614	197,430	184,075
Less: allowance for loan losses	2,377	2,335	2,214
Net loans	210,237	195,095	181,861
Other assets	13,596	13,378	13,146
Total assets	$349,407	$334,761	$329,773
Liabilities and Shareholders’ Equity
Deposits	$299,274	$284,481	$279,304
Other interest-bearing liabilities	18,872	20,168	20,944
Other liabilities	2,067	2,222	2,049
Total liabilities	320,213	306,871	302,297
Shareholders’ equity	29,194	27,890	27,476
Total liabilities and shareholders’ equity	$349,407	$334,761	$329,773

	At or For the Nine Month Period Ended
Performance Ratios:	March 31, 2013	March 31, 2012
Return on Average Assets (Annualized)	0.78%	0.92%
Return on Average Equity (Annualized)	9.19	10.87
Average Equity to Average Assets	8.43	8.53
Net Interest Margin (Fully Tax Equivalent)	3.91	4.07

Market Data:
Book Value to Common Share	$14.13	$13.38
Fiscal YTD Dividends Paid per Common Share	0.36	0.33
Period End Common Shares	2,066,399	2,053,051

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.08%	0.04%
Non-performing Assets to Total Assets	0.44	0.61
ALLL to Total Loans	1.12	1.20